Exhibit 5.1

April 18, 2006

Board of Directors

Rentech, Inc.

1331 17th Street, Suite 720

Denver, CO  80202-1557

Re:                               Rentech, Inc.

Registration Statement on

Form S-3, No. 333-132594, Common Stock

Gentlemen:

We have acted as special Colorado counsel for Rentech, Inc., a Colorado corporation (“Rentech”). We are furnishing this opinion in connection with the (a) Registration Statement on Form S-3 (Registration No. 333-132594) (the “Registration Statement”) filed by Rentech on March 20, 2006 with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), (b) the Preliminary Prospectus Supplement filed with the Commission on April 3, 2006 pertaining to the Shares, as defined below (the “Preliminary Prospectus Supplement”), (c) the final Prospectus Supplement dated April 11, 2006 and filed with the Commission on April 13, 2006 pertaining to the Shares (the “Final Prospectus Supplement”) and (d) the Current Report on Form 8-K of Rentech dated April 18, 2006 (the “April 18 Form 8-K”) which will include this opinion letter as an exhibit and result in incorporation by reference of this opinion letter as Exhibit 5.1 to the Registration Statement. The prospectus contained in the Registration Statement at the time the Registration Statement became effective, the Preliminary Prospectus Supplement, the Final Prospectus Supplement and the April 18 Form 8-K are called herein the “Shares Prospectus.”  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed or may be implied herein as to any matter pertaining to the contents of the Registration Statement or the Shares Prospectus other than as to the valid issuance of the Shares under Colorado corporate law.

Pursuant to the Shares Prospectus, Rentech is offering an aggregate of 18,400,000 shares (the “Shares”) of its common stock, par value $0.01 per share, including 2,400,000 shares that may be subject to an over-allotment option granted to the underwriters, and related stock purchase rights in respect of the common stock (the “Rights”) to be issued pursuant to the Rights Agreement, dated as of January 18, 2005, as amended (the “Rights Agreement”), between Rentech and ComputerShare Trust Company, Inc., as Rights Agent. The Shares are to be sold to the underwriters pursuant to that certain Underwriting Agreement and related Terms Agreement dated April 11, 2006 (collectively, the “Underwriting Agreement”) between Rentech and the underwriters for sale to the public.

In connection with this opinion, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. We have relied upon the foregoing and upon certificates and other assurances of officers of Rentech and others as to factual matters without having independently verified such factual matters.

In rendering this opinion, we have assumed: (i) information contained in documents reviewed by us is true, complete and correct; (ii) the genuineness and authenticity of all signatures on original documents; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to originals of all documents submitted to us as copies; (v) the accuracy, completeness and authenticity of certificates of public officials; (vi) the due authorization, execution and delivery of all documents by parties other than Rentech; and (vii) the obligation of parties other than Rentech to the Underwriting Agreement being valid, binding and enforceable.

We are opining herein as to the Colorado Business Corporation Act, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, we are of the opinion that as of the date hereof:

(1)           Rentech has the corporate authority pursuant to its Amended and Restated Articles of Incorporation to issue the Shares.

(2)           When issued and sold in the manner described in the Registration Statement and Shares Prospectus and as provided in the Underwriting Agreement (including the receipt by Rentech of the purchase price therefor), and, if any Shares are in certificated form, when certificates representing the Shares in the form of the specimen certificate filed as an exhibit to the Registration Statement have been duly signed by an authorized officer of the transfer agent and registrar therefor and delivered by Rentech against payment therefor, the Shares will be validly issued, fully paid and nonassessable and will be accompanied by the associated Rights.

In connection with our opinions set forth above, (a) we note that certain provision of rights agreements, such as the Rights Agreement, may be held to be invalid and that it is not settled whether the invalidity of any particular provision of a rights agreement would result in invalidating in their entirety the rights issued thereunder, including the Rights; and (b) such opinions do not address the determinations a court of competent jurisdiction may make regarding whether the Board of Directors of Rentech would be required to redeem or terminate, or take other action with respect to, the Rights at some future time.

We hereby consent to the use of this opinion as Exhibit 5.1 to the April 18 Form 8-K, to the incorporation by reference of this opinion into the Registration Statement and to the reference to us under the heading “Legal Matters” in the Shares Prospectus. The foregoing, however, shall not constitute an admission to our being experts within the meaning of the Securities Act.

Very truly yours,

/s/ Holland & Hart LLP